Ballantyne Strong Announces Appointment of Colonel Jack H. Jacobs to the Board of Directors

OMAHA, Nebraska (July 12, 2018) – Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial, advertising and government markets, today announced the appointment of Colonel (Ret) Jack H. Jacobs to the Board of Directors to replace the vacancy created by the resignation of James C. Shay, who has served on the Board of Directors since May 2012.

Colonel Jacobs is the Melcher Family Chair and Professor of Humanities and Public Affairs at the United States Military Academy at West Point and is a principal of The Fitzroy Group, Ltd., a firm that specializes in the development of residential real estate in London. Colonel Jacobs is also an on-air analyst for NBC News, where he was an Emmy nominee in 2010 and 2011 and a recipient of the 2011 Murrow Award. He is the Vice Chairman of the Medal of Honor Foundation. Colonel Jacobs is among the most highly decorated soldiers from the Vietnam era, having earned three Bronze Stars, two Silver Stars and the Medal of Honor, the nation’s highest combat decoration. After retiring from active duty in 1987, Colonel Jacobs was the co-founder and Chief Operating Officer of AutoFinance Group Inc., a firm that was subsequently sold to Key Bank. He was a Managing Director of Bankers Trust where he was responsible for the firm’s foreign exchange options business globally. Colonel Jacobs has been a member of the board of directors of numerous publicly traded companies and is currently a director of Paragon Technologies, Inc., Datatrak International, Inc., and Resonant, Inc. Colonel Jacobs received a B.A. and a Master’s degree from Rutgers University.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, Inc. commented, “We would like to welcome Colonel Jacobs to the Ballantyne Strong Board of Directors. We are very excited to benefit from his many years of leadership experience both in business and in the military. We would like to thank Jim Shay for his service to Ballantyne Strong and we wish him well in his future endeavors.”

About Ballantyne Strong, Inc. (www.ballantynestrong.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, advertising and government markets.

CONTACT:

Lance Schulz

Chief Financial Officer

402/829-9427